EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

                                                                  EXECUTION COPY





                            STOCK PURCHASE AGREEMENT


                                   DATED AS OF


                                JANUARY 20, 2003


                                 BY AND BETWEEN


                             COX TECHNOLOGIES, INC.


                                       AND


                            TECHNOLOGY INVESTORS, LLC





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                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

ARTICLE I. DEFINITIONS..................................................   1

ARTICLE II. CLOSING.....................................................   3

2.1.     Authorization of Purchased Securities..........................   3

2.2.     Purchase of Purchased Securities...............................   3

2.3.     Closing........................................................   4

ARTICLE III. PURCHASER'S REPRESENTATIONS................................   4

3.1.     Investment Intention...........................................   4

3.2.     Accredited Investor............................................   4

3.3.     Corporate Existence............................................   4

3.4.     Corporate Power; Authorization; Enforceable Obligations........   4

3.5.     Brokers........................................................   5

ARTICLE IV. COMPANY'S REPRESENTATIONS, WARRANTIES AND COVENANTS.........   5

4.1.     Capitalization.................................................   5

4.2.     Authorization and Issuance of the Purchased Securities.........   5

4.3.     Securities Laws................................................   5

4.4.     Corporate Existence; Compliance with Laws......................   5

4.5.     Corporate Power: Authorization: Enforceable Obligations........   6

4.6.     Financial Statements...........................................   6

4.7.     Taxes..........................................................   7

4.8.     Brokers........................................................   7

4.9.     Required Filings...............................................   7

4.10.    Full Disclosure................................................   7

4.11.    Absence of Changes.............................................   7
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ARTICLE V. CONDITIONS PRECEDENT TO CLOSING..............................   8

5.1.     Conditions Precedent to Purchaser's Obligation to Close........   8

5.2.     Conditions Precedent to Company's Obligation to Close..........   9

ARTICLE VI. SECURITIES LAW MATTERS......................................  10

6.1.     Legends........................................................  10

6.2.     Transfer of Restricted Securities..............................  10

6.3.     Registration Rights............................................  11

ARTICLE VII. EXPENSES...................................................  11

ARTICLE VIII. LIMITATION ON CLAIMS OF PURCHASER; INDEMNIFICATION........  12

8.1.     Limitation.....................................................  12

8.2.     Indemnification by the Company.................................  12

8.3.     Indemnification by the Purchaser...............................  13

8.4.     Exculpation....................................................  13

ARTICLE IX. MISCELLANEOUS...............................................  13

9.1.     Notices........................................................  13

9.2.     Binding Effect; Benefits.......................................  14

9.3.     Amendment......................................................  14

9.4.     Successors and Assigns; Assignability..........................  15

9.5.     Section and Other Headings.....................................  15

9.6.     Severability...................................................  15

9.7.     Entire Agreement...............................................  15

9.8.     Counterparts...................................................  15

9.9.     Publicity......................................................  15

9.10.    Governing Law..................................................  15

9.11.    No Strict Construction.........................................  16

SCHEDULE 1.0     SEC Filings
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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of January 20, 2003, by and between Cox Technologies, Inc., a North Carolina corporation (the "COMPANY"), and Technology Investors, LLC, a North Carolina limited liability company (the "PURCHASER").

     The Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from the Company, upon the terms and conditions hereinafter provided, twelve million five hundred thousand (12,500,000) shares of the Company's Common Stock (the "COMMON STOCK"), for an aggregate purchase price of $750,000.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     "AUDITED  FINANCIALS"  shall  have the  meaning  set forth in  SECTION  4.6 hereof.

     "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of North Carolina.

     "ARTICLES  OF   INCORPORATION"   shall  mean  the  Company's   Articles  of
Incorporation, as the same may be amended from time to time.

     "CLOSING" or "CLOSING DATE" shall each have their respective meanings set forth in SECTION 2.3 hereof.

     "COMMON STOCK" shall have the meaning set forth in the recitals.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

     "FINANCIALS" shall have the meaning set forth in SECTION 4.6 hereof.

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                                      -1-
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     "KNOWLEDGE"  shall mean the actual knowledge of an executive officer of the
Company.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, operations, prospects or financial condition of the Company.

     "PERSON" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     "PURCHASED SECURITIES" shall mean the Common Stock purchased by the Purchaser at the Closing pursuant to SECTION 2.2 of this Agreement.

     "RESTRICTED SECURITIES" shall mean (i) the Purchased Securities issued hereunder, and (ii) any securities issued and exchanged with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in SECTION 6.1 have been delivered by Company in accordance with SECTION 6.2. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in SECTION 6.1.

     "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

     "SEC FILINGS" shall mean the following documents that have been filed with the SEC, copies of which are attached hereto as SCHEDULE 1.0: (i) the annual report of the Company on Form 10-K for the fiscal year ended April 30, 2002,
(ii) the quarterly reports of the Company on Form 10-Q for the quarterly periods ended October 31, 2002 and July 31, 2002, (iii) the current reports of the Company on Form 8-K, dated September 30, 2002, September 5, 2002 and February 11, 2002 and (iv) the definitive proxy statement of the Company dated July 29, 2002.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

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     "STOCK"  shall  mean all  shares,  options,  warrants,  general  or limited
partnership   interests,   limited   liability  company   membership   interest,
participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other equity security (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

     "TRANSACTION DOCUMENTS" shall mean this Agreement and all certificates and other documents related to the transactions contemplated by this Agreement.

     "UNAUDITED FINANCIALS" shall have the meaning set forth in SECTION 4.6 hereof.

     References to this "AGREEMENT" shall mean this Stock Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

     Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement, as a whole, including the schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                                   ARTICLE II.
                                     CLOSING

     2.1. AUTHORIZATION OF PURCHASED SECURITIES. Prior to the Closing, the Company shall have duly authorized the issuance and sale of the Purchased Securities.

     2.2. PURCHASE OF PURCHASED SECURITIES. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), the Purchaser will purchase from the Company, and the Company will sell to Purchaser
(i) twelve million five hundred thousand (12,500,000) shares of Common Stock for a purchase price of $0.06 per share (the "PER SHARE PRICE") for an aggregate purchase price of $750,000 (the "PURCHASE PRICE"). The Purchase Price will be payable in full by Purchaser on the Closing Date in cash by wire transfer of immediately available funds to an account designated by the Company.

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     2.3.  CLOSING.  The  closing  of the  purchase  and  sale of the  Purchased
Securities (the "CLOSING") shall take place within five (5) Business Days following the receipt of stockholder approval of the transaction contemplated by this Agreement (the "CLOSING DATE") at the offices of Morris, Manning & Martin, LLP, 6000 Fairview Road, Suite 1125, Charlotte, NC 28210, or such other place as shall be mutually agreed to by the parties hereto. On the Closing Date, the Company will deliver to the Purchaser the items listed in SECTION 5.1 against delivery by the Purchaser of the Purchase Price by payment of cash by wire transfer of immediately available funds to the Company.

                                  ARTICLE III.
                           PURCHASER'S REPRESENTATIONS

     As of the Closing, the Purchaser makes the following representations and warranties to the Company, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

     3.1. INVESTMENT INTENTION. The Purchaser is purchasing the Purchased Securities for its own account, for investment purposes and not with a view to the distribution thereof. The Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Purchased Securities (or solicit any offers to buy, purchase, or otherwise acquire any of the Purchased Securities), except in compliance with the Securities Act.

     3.2. ACCREDITED INVESTOR. The Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and it is able to afford a complete loss of such investment.

     3.3. CORPORATE EXISTENCE. The Purchaser is a North Carolina limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

     3.4. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by the Purchaser of the Transaction Documents to be executed by it: (i) are within the Purchaser's power; (ii) have been duly authorized by all necessary action; (iii) are not in contravention of any provision of the Purchaser's governing documents; and (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality binding on the Purchaser. The Purchaser has full power and authority to perform its obligations under the Transaction Documents. The Transaction Documents to which the Purchaser is a party have each been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     3.5. BROKERS. No broker or finder acting on behalf of the Purchaser brought about the consummation of the transactions contemplated pursuant to this Agreement and the Purchaser has no obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV.
               COMPANY'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     As of the Closing, the Company makes the following representations, warranties and covenants to each Purchaser, each and all of which shall survive the execution and delivery of this Agreement and each Closing hereunder. The Company shall have no liability to the Purchaser for any breach of the representations and warranties set forth herein if, as of the date hereof or the Closing Date, either Brian D. Fletcher or Kurt C. Reid had actual knowledge of facts that would make the representations and warranties set forth herein untrue.

     4.1. CAPITALIZATION. All issued and outstanding Stock of the Company is duly authorized, validly issued, fully paid and non-assessable.

     4.2. AUTHORIZATION AND ISSUANCE OF THE PURCHASED SECURITIES. The issuance of the Purchased Securities has been duly authorized by all necessary corporate action on the part of the Company and, upon delivery to the Purchaser of certificates therefor against payment in accordance with the terms hereof, the Purchased Securities will be validly issued and fully paid and nonassessable, free and clear of all pledges, liens, encumbrances and preemptive rights.

     4.3. SECURITIES LAWS. In reliance on the representations of the Purchaser contained in SECTION 3.1 and SECTION 3.2, the offer, issuance, sale and delivery of the Purchased Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable United States state securities laws, and are otherwise in compliance with such laws. No information contained in the SEC Filings contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which made.

     4.4. CORPORATE EXISTENCE; COMPLIANCE WITH LAWS. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted in all material respects; (iii) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (iv) is in compliance with its Articles of Incorporation and by-laws in all material respects; and (v) to the Knowledge of the Company, is in compliance with all applicable provisions of applicable laws, except for such non-compliance which would not have a Material Adverse Effect.

     4.5. CORPORATE POWER: AUTHORIZATION: ENFORCEABLE OBLIGATIONS. The execution, delivery, and performance by the Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by the Company, the issuance and sale of the Purchased Securities and the consummation of the other transactions contemplated by any of the foregoing: (i) are within the Company's corporate power and authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Company's Articles of Incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; and (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company is a party or by which the Company or any of their property is bound. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.6. FINANCIAL STATEMENTS.

          (a) The audited financial statements of the Company, dated as of April 30, 2002 (the "AUDITED FINANCIALS"), have been prepared in accordance with the books and records of the Company, present fairly the financial condition of the Company as of the respective dates indicated and the results of operations for the respective periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis. The unaudited financial statements of the Company, dated as of October 31, 2002 (the "UNAUDITED Financials"), have been prepared in accordance with the books and records of the Company, and present fairly the financial condition of the Company as of the respective dates indicated and the results of operations for the respective periods indicated, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments. The Audited Financials and Unaudited Financials shall be referred to herein collectively as the "FINANCIALS."

          (b) Except as set forth in the SEC Filings, the Company has no material obligations, contingent or otherwise, including, without limitation, liabilities for charges, long-term leases or long-term commitments that are not reflected in the Financials, other than those incurred since October 31, 2002 in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, or any claim or lawsuit).

     4.7. TAXES. All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company have been timely filed with the appropriate Governmental Authority except where the failure to file such report or statement would not have a Material Adverse Effect and all such returns, reports and statements are true, correct and complete in all material respects. All charges and other impositions due and payable as set forth in such returns, reports and statements for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof or any such fine, penalty, interest or late charge has been paid. To the Knowledge of the Company, proper and accurate amounts have been withheld by the Company from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies.

     4.8. BROKERS. No broker or finder acting on behalf of the Company brought about the consummation of the transactions contemplated pursuant to this Agreement and the Company has no obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Agreement. The Company is solely responsible for the payment of all such finder's or brokerage fees.

     4.9. REQUIRED FILINGS. As of the date hereof, the Company has made all required filings under the Securities Act and Exchange Act, and, to the Knowledge of the Company, all information contained in such filings is true and correct in all material respects and does not contain any untrue information or omit to state a material fact necessary to make any statements contained in such filings not misleading in light of the circumstances under which they were made.

     4.10. FULL DISCLOSURE. To the Knowledge of the Company, no information contained in this Agreement, any other Transaction Document, the Financials or any written statement furnished by or on behalf of the Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     4.11. ABSENCE OF CHANGES. For the period commencing on October 31, 2002 and ending on the date of this Agreement: (a) the Company has not entered into any transaction which was not in the ordinary course of business; (b) there has been no materially adverse change in the condition (financial or otherwise), business, property, assets or liabilities of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, have had a Material Adverse Effect; (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) which has had a Material Adverse Effect; (d) there has been no resignation or termination of employment of any key officer, consultant or employee of the Company, and the Company has no Knowledge of the impending resignation or termination of employment of any such officer, consultant or employee that, if consummated, would have a Material Adverse Effect; and (e) there has not been any change, except in the ordinary course of business, in the contingent obligations of the Company, by way of guaranty, endorsement, indemnity, warranty or otherwise, that has had a Material Adverse Effect.

                                   ARTICLE V.
                         CONDITIONS PRECEDENT TO CLOSING

     5.1. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE. The obligation of the Purchaser to purchase the Purchased Securities pursuant to
SECTION 2.2 hereof at the Closing is subject to the condition that, on and as of the Closing Date, (i) the Purchaser shall have received from the Company the following items, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Purchaser, or (ii) the following actions or events shall have occurred, unless waived by the Purchaser.

          (a) Resolutions of the stockholders, the Company's Board of Directors and the Special Committee of the Company's Board of Directors, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and (ii) officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

          (b) A copy of the Company's Articles of Incorporation and bylaws, certified by the Secretary or Assistant Secretary of the Company as true and correct as of the Closing Date.

          (c) A copy of all third party consents and approvals, if any, that are necessary for the consummation of the transactions contemplated hereby or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement or document required to be listed in the SEC Filings, in each case on terms and conditions reasonably satisfactory to the Purchaser.

          (d) No suit, action or other proceeding shall be pending against the Company before any court or governmental regulatory body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

          (e) Since January 20, 2003:

               (i) there shall have been no change or development that could reasonably be expected to have a Material Adverse Effect; and

               (ii) concurrently with the Closing, the Company's lender shall have entered into an amendment to its loan agreement with the Company to provide for an amortization of the Company's current indebtedness to such lender over a period of not less than forty-one (41) months.

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          (f)  The  Purchased  Securities  shall  have  been  delivered  to  the
Purchaser.

          (g) The Company shall have reimbursed the Purchaser for fees and expenses incurred in connection with the preparation, execution and delivery of the Transaction Documents and in connection with obtaining the funds necessary to meet Purchaser's obligations hereunder, provided that such amount of reimbursement does not exceed fifteen thousand dollars ($15,000) in the aggregate.

     5.2. CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE. The obligation of the Company to issue and sell the Purchased Securities pursuant to SECTION
2.2 hereof at the Closing is subject to the condition that, on and as of the Closing Date, (i) the Company shall have received from the Purchaser the following items, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Company, or (ii) the following actions or events shall have occurred, unless waived by the Company.

          (a) A certificate of a co-manager of the Purchaser attesting to the due authorization of (i) the execution and delivery of the Transaction Documents and (ii) the consummation of all transactions contemplated thereby.

          (b) A copy of the Purchaser's Articles of Organization and its Operating Agreement, certified by the Secretary or Assistant Secretary of the Company as true and correct as of the Closing Date.

          (c) No suit, action or other proceeding shall be pending against the Purchaser before any court or governmental regulatory body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

          (d) The Company shall have obtained the consent and approval of its Board of Directors and its shareholders to enter into and execute the Transaction Documents and to engage in any and all transactions contemplated therein.

          (e) The Purchase Price shall have been delivered to the Company's bank account.

                                   ARTICLE VI.
                             SECURITIES LAW MATTERS

     6.1. LEGENDS.

          (a) Each certificate representing the Purchased Securities shall bear a legend substantially in the following form:

          the shares represented by this certificate ARE EITHER OWNED BY A PERSON OR PERSONS WHO MAY BE CONSIDERED AN AFFILIATE FOR PURPOSES OF RULE 144 OF THE SECURITIES ACT OF 1933 (THE "ACT") OR have not been registered under the Act. NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO RULE 144 OR AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, UNLESS THE ISSUER HAS RECEIVED AN opinion of counsel SATISFACTORY TO IT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE ACT.

     6.2. TRANSFER OF RESTRICTED SECURITIES.

          (a) Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the SEC (or any similar rule or rules then in force) if such rule is available and
(iii) subject to the conditions specified in subparagraph (b) below, any other legally available means to transfer.

          (b) In connection with the transfer of any Restricted Securities (other than a transfer described in clause (i) or (ii) of subparagraph (a) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates or instruments, as the case may be, for such Restricted Securities which do not bear the Securities Act legend set forth in
SECTION 6.1. If the Company is not required to deliver new certificate or instruments, as the case may be, for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditioned contained in this SECTION 6.2.

          (c) Upon the request of a holder of Restricted Securities, the Company shall promptly supply to such holder or such holder's prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144 or 144A of the SEC.

          (d) If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in SECTION 6.1 from the certificates or instruments, as the case may be, representing such Restricted Securities.

     6.3. REGISTRATION RIGHTS. If the Company at any time proposes for any reason to register any of its Common Stock under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto or other than in connection with an exchange offer or offering solely to the Company's stockholders), it shall promptly give written notice to the Purchaser of its intention to so register the Common Stock. Within ten (10) days after delivery of any such notice by the Company, the Purchaser may request in writing to include in such registration the Purchased Securities held by the Purchaser (which request shall specify the number of Purchased Securities proposed to be included in such registration). Upon receipt of such Purchaser request, the Company shall use its commercially reasonable efforts to include all such requested Purchased Securities in such registration on the same terms and conditions as the securities otherwise being sold in such registration; PROVIDED, HOWEVER, that if the managing underwriter advises the Company that the inclusion of such Purchased Securities proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Common Stock proposed to be registered by the Company, then all shares of Common Stock proposed to be registered by the Company shall be included in the registration before any Purchased Securities are included in the registration. The underwriter may then determine if any Purchased Securities will be included in the registration; PROVIDED, HOWEVER, that the Company shall not include in the registration any shares requested to be registered by third parties (such shares, "THIRD PARTY SHARES") unless it includes in such registration a percentage of Purchased Shares (expressed as a percentage of total registered shares) that is equal to or greater than the percentage of Third Party Shares (expressed as a percentage of total registered shares) included in such registration. The Purchaser may exercise its rights under this SECTION 6.3 on an unlimited number of occasions. The Company shall pay all expenses of any registration effected under this SECTION 6.3.

                                  ARTICLE VII.
                                    EXPENSES

     The Company agrees to reimburse the Purchaser for all fees and expenses incurred in connection with the preparation, execution and delivery of the Transaction Documents and in connection with obtaining the funds necessary to meet Purchaser's obligations hereunder; PROVIDED, HOWEVER, that such fees and expenses shall not exceed $15,000 in the aggregate; PROVIDED, FURTHER, that, in the event the Closing is not consummated and no shares of Common Stock are issued to the Purchaser in connection with this Agreement, the Company shall have no obligation to reimburse the Purchaser for any attorneys' fees or expenses, unless the Closing is not consummated as a result of (i) the Company's failure to meet the conditions precedent set forth in SECTION 5.1(D) or SECTION 5.1(E) above, (ii) the failure of the Company's lender, concurrently with the

Closing, to enter into an amendment to its loan agreement with the Company to provide for an amortization of the Company's current indebtedness to such lender over a period of not less than forty-one (41) months, (iii) the failure of the Company's stockholders to approve the issuance and sale of the Purchased
Securities, (iv) the commencement of voluntary or involuntary bankruptcy proceedings by or against the Company or (v) the occurrence of a Disaster Event (as defined below) that has a Material Adverse Effect. For purposes of this Agreement, a "DISASTER EVENT" shall mean any type of disaster that affects the Company's corporate headquarters, including, but not limited to, fire, power outage, flood, winter storm or similar act of God, or an act of terrorism, that prevents such corporate headquarters from operating for any period of twenty
(20) consecutive Business Days between the date of this Agreement and the Closing Date.

                                  ARTICLE VIII.
               LIMITATION ON CLAIMS OF PURCHASER; INDEMNIFICATION

     8.1. LIMITATION.

          (a) The Purchaser shall not bring any action or claim against the Company for damages for a breach of any representation, warranty or covenant contained herein by the Company until such damages exceed $25,000, at which time the Purchaser may bring an action for all claims. Notwithstanding the foregoing sentence, the Purchaser may bring a claim for fee and expense reimbursement under SECTION 5.1(G) or under Article VII of this Agreement, subject to the terms, limitations and restrictions set forth therein.

          (b) The Company shall not bring any action or claims against the Purchaser for damages for a breach of any representation, warranty or covenant contained herein by the Purchaser until such damages exceed $25,000, at which time the Company may bring an action for all claims.

     8.2. INDEMNIFICATION BY THE COMPANY. The Company will indemnify and hold harmless Purchaser and Purchaser's officers, directors, agents, employees, subsidiaries, partners, managers, members, stockholders, attorneys, accountants and controlling persons (collectively, the "PURCHASER INDEMNIFIED PERSONS"), and will reimburse the Purchaser Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with:

          (a) any material breach of any representation or warranty, covenant or agreement of the Company in this Agreement or in any other certificate, document, writing or instrument delivered by the Company pursuant to this Agreement, except to the extent that (i) Brian Fletcher or Kurt Reid had actual knowledge of facts or circumstances that would make the representation or warranty untrue, or (ii) the representation, warranty, covenant or agreement was breached through the act or omission of either Mr. Fletcher or Mr. Reid;

          (b) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with the Company in connection with the Purchased Shares, unless such agreement or understanding was made or alleged to have been made on behalf of the Company by either Mr. Fletcher or Mr. Reid;

          (c) any willful misconduct or gross negligence of the Company, other than the willful misconduct or gross negligence of either Mr. Fletcher or Mr. Reid; or

          (d) any action by a shareholder of the Company relating to the transaction contemplated by this Agreement.

     8.3. INDEMNIFICATION BY THE PURCHASER. The Purchaser will indemnify and hold harmless the Company and the Company's officers, directors, agents, employees, subsidiaries, partners, stockholders, attorneys, accountants and controlling persons, in all cases other than Mr. Fletcher and Mr. Reid
(collectively, the "COMPANY INDEMNIFIED PERSONS"), and will reimburse the Company Indemnified Persons for any Damages arising from or in connection with

          (a) any material breach of any representation or warranty, covenant or agreement of the Purchaser in this Agreement or in any certificate, document, writing or instrument delivered by the Purchaser pursuant to this Agreement; or

          (b) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made by any person with the Purchaser in connection with the Purchased Shares.

     8.4. EXCULPATION.  Any party from whom indemnification is sought in SECTION
8.2 and SECTION 8.3 of this Agreement shall not be liable to the extent that it is finally judicially determined that such Damages resulted primarily from the willful misconduct or gross negligence of the party seeking indemnification.

                                   ARTICLE IX.
                                  MISCELLANEOUS

     9.1. NOTICES. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

                  If to Purchaser:
                            Technology Investors, LLC
                            191 Bridgeport Drive
                            Mooresville, North Carolina 28117
                            Attn: Brian D. Fletcher
                            Telecopy No.: (704) 896-8602

                  with a copy to:

                            Scott Cooper
                            Rayburn, Cooper & Durham
                            227 West Trade Street
                            Charlotte, North Carolina 28202
                            Telecopy No.: (704) 377-1897

                  If to the Company:

                            Cox Technologies, Inc.
                            69 McAdenville Road
                            Belmont, North Carolina 28012
                            Attn: Jack G. Mason
                            Telecopy No.: (704) 825-4498

                  with a copy to:

                            Morris, Manning & Martin, L.L.P.
                            6000 Fairview Road
                            Suite 1125
                            Charlotte, North Carolina 28210
                            Attn: Jeffrey S. Hay
                            Telecopy No.: (704) 556-9554

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail.

     9.2. BINDING EFFECT; BENEFITS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

     9.3. AMENDMENT. No amendment or waiver of any provision of this Agreement or any other Transaction Document nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

     9.4. SUCCESSORS AND ASSIGNS; ASSIGNABILITY. All covenants contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns (including any subsequent holder of any of the Purchased Securities or any Common Stock issuable upon exercise of the Purchased Securities).

     9.5. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     9.6. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

     9.7. ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

     9.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     9.9. PUBLICITY. Neither the Purchaser nor the Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

     9.10. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of North Carolina without regard to the principles thereof relating to conflict of laws. Service of process on the parties in any action arising out of or relating to this

Agreement shall be effective if mailed to the parties in accordance with SECTION
9.1 hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

     9.11. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                                    * * * * *

     IN WITNESS WHEREOF, the Company and the Purchaser have executed this Stock Purchase Agreement as of the day and year first above written.


                                  COX TECHNOLOGIES, INC.


                                  By:
                                      ------------------------------------------
                                      Name: James L. Cox
                                      Its: President and Chief Executive Officer



                                  TECHNOLOGY INVESTORS, LLC


                                  By:
                                      ------------------------------------------
                                      Name: Brian D. Fletcher
                                      Its: Co-Manager

                                  SCHEDULE 1.0

                                   SEC FILINGS

                                   [attached]